Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the joint proxy statement/prospectus constituting a part of this Registration Statement on Amendment No. 3 to Form S-4 of our report dated March 30, 2023, relating to the financial statements of DHC Acquisition Corp, which includes explanatory paragraphs relating DHC Acquisition Corp’s ability to continue as a going concern, which is contained in that joint proxy statement/ prospectus. We also consent to the reference to our Firm under the caption “Experts” in the joint proxy statement/prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

February 5, 2024